                                                                      Exhibit 12

              CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
            STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (in thousands of dollars)

                                                    For the
                                               Three Months Ended                        For the Years Ended
                                               ------------------   ---------------------------------------------------------------
                                                May 31,    May 31,  February 28, February 29, February 28, February 28, February 28,
                                                 2001       2000        2001         2000         1999         1998         1997
                                                 ----       ----    -----------  -----------  -----------  -----------  -----------
 Earnings: (a)
   Income before provision for income taxes     $39.7      $29.8      $162.2       $129.0       $104.4       $ 79.9       $ 79.1
   Add fixed charges                             32.3       29.4       116.2        114.0         46.5         35.8         37.1
                                                -----      -----      ------       ------       ------       ------       ------
     Earnings                                   $72.0      $59.2      $278.4       $243.0       $150.9       $115.7       $116.2
                                                =====      =====      ======       ======       ======       ======       ======
 Fixed Charges:
   Interest on debt and capitalized leases      $30.6      $28.1      $111.0       $110.0       $ 43.5       $ 32.9       $ 34.5
   Amortization of direct financing costs         1.0        0.8         3.1          2.2          1.9          2.1          2.1
   Amortization of discount on debt               0.2        0.1         0.5          0.4          0.4          0.3          0.1
   Interest element of rentals                    0.5        0.4         1.6          1.4          0.7          0.5          0.4
                                                -----      -----      ------       ------       ------       ------       ------
     Total fixed charges                        $32.3      $29.4      $116.2       $114.0       $ 46.5       $ 35.8       $ 37.1
                                                =====      =====      ======       ======       ======       ======       ======
 Ratio of Earnings to Fixed Charges               2.2        2.0         2.4          2.1          3.2          3.2          3.1
                                                =====      =====      ======       ======       ======       ======       ======

 (a) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.